SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 29, 2001

ZILA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5227 North 7th Street Phoenix, Arizona	85014

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(602) 266-6700

ITEM 5. OTHER EVENTS

On July 3, 2001 and effective June 29, 2001, Zila, Inc. and each of its subsidiaries (collectively, the “Company”) and Bank One, Arizona, NA (“Bank One”) entered into a Second Extension to First Loan Modification Agreement. Under this agreement, the line of credit was reduced to $6.9 million and Bank One agreed to forebear in exercising any remedy with respect to certain defaults under the line of credit through July 31, 2001 and agreed to extend the maturity date of the building loan for the Company’s 7th Street location until July 31, 2001.

The Company is currently negotiating the terms of a Second Loan Modification Agreement (the “Agreement”) with Bank One. The Company anticipates the Agreement will include a waiver so that the Company will no longer be in default under the line of credit and will add certain new obligations that must be met by the Company. The Company believes an agreement will be reached with respect to the terms of the Agreement as both parties are negotiating in good faith. However, there is no assurance that an agreement between the parties can be reached or that the Agreement will be executed by July 31. In the event that the Agreement is not executed by July 31, the Company will be in default under the line of credit and amounts due under the building loan will be due. Moreover, due to the cross-default provision in the Reimbursement Agreement between Oxycal Laboratories, Inc. and Bank One dated March 1, 1999 related to the issuance of certain Industrial Development Revenue Bonds (the “Bonds”), of which the Company is a guarantor, Bank One will have the right to provide notice of default which would then cause the Company to be in default on the Bonds.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements
None

(b)	Pro Forma Financial Information
None

(c)	Exhibits

Exhibit No.	Description

10-S	Second Extension to First Loan Modification Agreement effective as of the 29th day of June 2001

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZILA, INC., a Delaware corporation

By: /s/ Joseph Hines
Date: July 6, 2001	Joseph Hines
President, Chairman of the Board
(Principal Executive Officer)